Exhibit 2(k)(x)

                               [LOGO] ING PILGRIM
                          ING PILGRIM SECURITIES, INC.

May 9, 2001

Board of Trustees
Pilgrim Senior Income Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

RE:  REDUCTION IN FEE PAYABLE UNDER DISTRIBUTION
     AND SERVICE PLAN FOR THE CLASS B SHARES

Ladies and Gentlemen:

In lieu of lowering the fee payable to us under the Distribution and Service Plan (the "Distribution Plan") for the Class B Shares of Pilgrim Senior Income Fund from 0.75% to 0.50% per annum of the average daily net assets attributable to Class B Shares of the Fund from March 1 through February 28, 2002, we have determined to waive the service fee payable to us under the Distribution Plan of 0.25% per annum of the average daily net assets attributable to Class B . Shares of the Fund over the same time period.

     Please indicate your agreement to this modification by executing below in the place indicated.

                                        Sincerely,


                                        By: /s/ William H. Rivoir III
                                            ------------------------------------
                                            William H. Rivoir III
                                            Senior Vice President

Agreed and Accepted:

Pilgrim Senior Income Fund


By: /s/ Daniel A. Norman
    ------------------------------
    Daniel A. Norman
    Senior Vice President